Exhibit 10.1

FIRST AMENDMENT TO BACKSTOP COMMITMENT AGREEMENT

This FIRST AMENDMENT TO BACKSTOP COMMITMENT AGREEMENT (this “Amendment”) is made and entered into as of June 21, 2014, by and among Momentive Performance Materials Holdings Inc. (as a debtor in possession and a reorganized debtor, as applicable, the “Company”) and Momentive Performance Materials Inc. (as a debtor in possession and a reorganized debtor, as applicable, “MPM”) on behalf of themselves and the other Debtors, on the one hand, and the undersigned Commitment Parties, on the other hand (collectively, the “Amending Commitment Parties” and, together with the Company and MPM, the “Amendment Parties”).

WHEREAS, reference is made to the Backstop Commitment Agreement, dated as of May 9, 2014 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “BCA”) by and among the Company, MPM and the Commitment Parties thereto;

WHEREAS, the Parties entered into the BCA in connection with the Restructuring Support Agreement, effective as of April 13, 2014 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “RSA”);

WHEREAS, the RSA and BCA contemplate a restructuring of the Debtors to be implemented through a chapter 11 plan consistent with the terms and conditions of the RSA and the Term Sheet attached thereto (such chapter 11 plan of reorganization, the “Plan”);

WHEREAS, in accordance with the RSA and the BCA, on April 13, 2014, each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York, White Plains (the “Bankruptcy Court”); and

WHEREAS, the Company, MPM and the Amending Commitment Parties wish to amend the BCA.

NOW, THEREFORE, in consideration of the mutual promises contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amendment Parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the BCA.

2.	Amendment.

a.	The definition of “Purchase Price” is hereby restated to read as follows:

“Purchase Price” means $17.28.

b.	The definition of “Selected Economic Terms” is hereby restated to read as follows:

“Selected Economic Terms” means, collectively, the definition of Purchase Price and the terms of Section 3.1.

c.	The first sentence of Section 3.1 of the BCA is hereby restated to read as follows:

Subject to Section 3.2, as consideration for the Put Option, the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, the Debtors shall pay or cause to be paid a nonrefundable aggregate premium in an amount equal to $30,000,000, which represents 5.0% of the Rights Offerings Amount (without application of the discount to equity value that was used to calculate the Purchase Price in accordance with the Term Sheet), payable in accordance with Section 3.2, to the Commitment Parties (including any Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees based upon their respective Backstop Commitment Percentages at the time the payment is made (the “Commitment Premium”).

d.	The third sentence of Section 3.2 of the BCA is hereby restated to read as follows:

MPM shall satisfy its obligation to pay the Commitment Premium on the Closing Date by issuing 1,475,652 additional shares of New Common Stock out of the Total Outstanding Shares to the Commitment Parties in lieu of any cash payment; provided, that if the Closing does not occur, the Commitment Premium shall be payable in cash and only to the extent provided in Section 9.4.

e.	Clause (ii) of Section 4.4(a) is hereby restated to read as follows:

(ii) the outstanding capital stock of MPM will consist of a number of issued and outstanding shares of New Common Stock equal to the number of Total Outstanding Shares,

f.	Clause (ii) of Section 4.33(a) is hereby restated to read as follows:

(ii) the outstanding capital stock of Top HoldCo will consist of a number of issued and outstanding shares of Top HoldCo Common Stock equal to the number of Total Outstanding Shares plus any shares issued after the Effective Date in accordance with the new management incentive plan in accordance with the Term Sheet,

g.	Section 6.18(d) of the BCA is hereby deleted in its entirety.

h.	Section 7.1 of the BCA is hereby amended to include a new subclause (v) as set forth below:

(v) Interest on General Unsecured Claims. The Debtors’ good faith estimate (in consultation with the Commitment Parties and the Creditors’ Committee (as defined in the Plan)) of the ultimate amount of interest payable pursuant to Section 5.7(a) of the Plan to holders of General Unsecured Claims (as defined in the Plan) which will ultimately be Allowed (as defined in the Plan) shall equal no more than $400,000.

i.	Section 8.1 of the BCA is hereby restated to read as follows:

Section 8.1 Indemnification Obligations. Following the entry of the BCA Approval Order, the Company and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the RSA, the Chapter 11 Proceedings, the Intercreditor Litigation or any other similar claims, including any arising under or in connection with, or otherwise related to, the Second Lien Intercreditor Agreement and any related litigation, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitments, the Rights Offerings, the payment of the Commitment Premium or the use of the proceeds of the Rights Offerings, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Party related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of, or breach of fiduciary duty by, such Indemnified Person.

“Intercreditor Litigation” means the litigation commenced on June 19, 2014, by BOKF, NA, in the Supreme Court of the State of New York, County of New York against, among others JPMorgan Chase Bank, N.A., and certain holders of Second Lien Notes.

“Second Lien Intercreditor Agreement” means that certain intercreditor agreement dated November 16, 2012, to which JPMorgan Chase Bank, N.A. (or any successor agent), and MPM are parties.

j.	The following sentence is hereby added at the end of Section 8.6 of the BCA:

For the avoidance of doubt, the covenants set forth in this Article VIII shall survive the Closing Date and shall remain in full force and effect thereafter.

k.	Sections 9.2(a), (d) and (e) of the BCA are hereby restated to read as follows:

(a) the Bankruptcy Court has not entered the BCA Approval Order or the RSA Approval Order prior to 11:59 p.m., New York City time on June 24, 2014;

(d) the Requisite Commitment Parties, MSC and the Company (or counsel acting on their behalf) have not agreed in writing to the form of SSA Amendment on or prior to the date that is set by the Bankruptcy Court as the deadline for ballots to be received in connection with voting to accept or reject the Plan, unless such date is waived or extended by delivery of written notice from the Commitment Parties, other than Apollo, that hold in the aggregate a majority of the Backstop Commitments, by dollar amount, provided by all Commitment Parties other than Apollo;

(e) the Bankruptcy Court has not entered each of the Confirmation Order and the BCA Consummation Approval Order prior to 11:59 p.m., New York City time on September 14, 2014;

l.	Section 9.4(b)(iii) of the BCA is hereby amended by adding the following sentence at the end of such sentence:

Notwithstanding the foregoing, any Commitment Party that has not acted in good faith in connection with the negotiations regarding the SSA Amendment shall not be entitled to receive payment of its pro rata share of the Commitment Premium pursuant to this Section 9.4 arising from the termination of this Agreement pursuant to Section 9.2(d), and such pro rata share of the Commitment Premium shall be retained by the Company and shall not be payable to any of the other Commitment Parties.

m.	The following sentence is hereby added at the end of Section 9.4:

For the avoidance of doubt, no Commitment Premium shall be payable pursuant to this Section 9.4 in the event this Agreement is terminated automatically pursuant to Section 9.2 solely because the economic terms of the Replacement Notes required by the Bankruptcy Court are not satisfactory to the Requisite Commitment Parties.

“Replacement Notes” means the replacement securities to be received by the holders of those certain 8.875% First-Priority Senior Secured Notes due 2020 and those certain 10% Senior Secured Notes due 2020 pursuant to the Plan.

3.	Waiver of Termination Event. The Commitment Parties hereby waive any occurrence of the termination event set forth in Section 9.2(a) of the BCA occurring prior to execution of this Amendment.

4.	Amending Creditors’ Representations and Warranties. Each undersigned Amending Commitment Party, severally but not jointly, represents, warrants, and acknowledges that (i) such Amending Commitment Party has the power and authority to execute, deliver, and perform its obligations under this Amendment, and to consummate the transactions contemplated herein, (ii) the execution, delivery, and performance by such Amending Commitment Party under this Amendment and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Amending Commitment Party, and (iii) this Amendment has been duly executed and delivered by the Amending Commitment Party and constitutes the legal, valid, and binding agreement of such Amending Commitment Party and is enforceable against such Amending Commitment Party in accordance with its terms.

5.	Company’s Representations and Warranties. The Company hereby represents, warrants, and acknowledges that (i) each of the Company and MPM has the power and authority to execute, deliver, and perform its obligations under this Amendment, and to consummate the transactions contemplated herein, (ii) the execution, delivery, and performance by each of the Company and MPM under this Amendment and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Company and MPM, and (iii) this Amendment has been duly executed and delivered by each of the Company and MPM and constitutes the legal, valid, and binding agreement of the Company and MPM and is enforceable against the Company and MPM in accordance with its terms.

6.	Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms and provisions of the BCA are and shall continue in full force and effect.

7.	Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the BCA shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Amending Parties have caused this FIRST AMENDMENT TO BACKSTOP COMMITMENT AGREEMENT to be duly executed as of the date above written.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	Executive Vice President and Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	Executive Vice President and Chief Financial Officer